Exhibit 99.1
Metal Management, Inc.
325 N. LaSalle Street • Suite 550
Chicago, Illinois 60610
www.mtlm.com
NYSE: MM
FOR IMMEDIATE RELEASE
METAL MANAGEMENT, INC. ANNOUNCES
FISCAL YEAR AND FOURTH QUARTER 2007 RESULTS
Record Fiscal Year 2007 Results Include:
•	Net Sales of $2.2 Billion

•	Net Income of $116.4 Million

•	EPS of $4.43 per diluted share

•	EBITDA(1) (as defined) of $191.1 Million
CHICAGO, IL – MAY 24, 2007 – Metal Management, Inc. (NYSE: MM), one of the nation’s largest full service scrap metal recyclers, today announced results for the fiscal year and fourth quarter ended March 31, 2007.
“Fiscal 2007 was a year of strong growth and record performance for Metal Management,” said Daniel W. Dienst, Chairman, Chief Executive Officer and President. “Our disciplined acquisition strategy, infrastructure investments, and commitment to returning capital through share repurchases and dividends – together with the outstanding work of our 1,800 employees – provided the foundation upon which we were able to significantly enhance value for Metal Management shareholders.”
Fiscal Year Highlights
-	Consolidated net sales were $2.2 billion for the fiscal year ended March 31, 2007 compared to $1.6 billion for the fiscal year ended March 31, 2006.

-	Net income was $116.4 million, or $4.43 per diluted common share in fiscal 2007, compared to net income of $60.3 million, or $2.35 per common diluted share in fiscal 2006.

-	EBITDA (as defined) was $191.1 million compared to EBITDA (as defined) of $114.6 million in the prior fiscal year.

-	The Company concluded fiscal 2007 with no borrowings under its line of credit and a cash and short-term investment position of $9.4 million.

-	The Company’s Board of Directors authorized the repurchase of up to 2.7 million shares of the Company’s common stock, or approximately 10% of the outstanding shares. As of March 31, 2007, the Company had repurchased approximately 1.5 million shares at an average price of $33 per share.

-	Dividends of $0.075 per share were paid in each fiscal quarter, returning more than $7.9 million to the Company’s shareholders.

-	Yard shipments for the fiscal year ended March 31, 2007 represented all-time records for the Company at 4.8 million tons of ferrous metals and 514 million pounds of non-ferrous metals. The Company also brokered a total of 482,000 tons of ferrous metals.

-	On average, the Company turned ferrous inventories approximately 12 times and non-ferrous inventories (excluding stainless and alloy) approximately 12 times.

-	The Company completed the acquisitions of a recycling facility in East Chicago, Indiana and acquired substantially all of the assets of TIMCO Scrap Processing, a full-service metals processor and supplier in Houston, Texas.

-	The Company purchased property with an idled automobile shredder in metropolitan New York City upon which a scrap collection operation will commence shortly.

-	Metal Management began trading on the New York Stock Exchange under the new ticker “MM” after transferring from NASDAQ.
Fourth Quarter Highlights
-	Consolidated net sales were $624.4 million for the quarter ended March 31, 2007 compared to net sales of $434.1 million for the quarter ended March 31, 2006.

-	Net income of $26.9 million represented an increase of nearly 19% over net income of $22.6 million in the same period last year.

-	EBITDA (as defined) of $49.1 million increased 30% compared to EBITDA (as defined) of $37.8 million in the fourth quarter of fiscal 2006.

-	Earnings per common diluted share were $1.04, compared to $0.86 per common diluted share in the fourth quarter of fiscal 2006.

-	Yard shipments in the fourth quarter ended March 31, 2007 were 1.3 million tons of ferrous metals and 121.7 million pounds of non-ferrous metals. The Company brokered a total of 170,000 tons of ferrous metals in the quarter.

-	The Company turned ferrous inventories approximately 11 times and non-ferrous inventories (excluding stainless and alloy) approximately 12 times.
“We strive to be effective stewards of our shareholders’ capital,” said Mr. Dienst. “In fiscal 2007 we invested nearly $70 million into capital expenditure programs to enhance our competitive position through land purchases and new equipment, including a new mega-shredder and a new stevedoring crane at our Newark facilities. We also invested approximately $46 million through acquisitions to improve our market penetration. At the same time, we have returned significant capital to shareholders, including approximately $50 million in stock repurchases and $8 million in dividends, while preserving the strength and flexibility afforded by our debt-free balance sheet at year end. With prudent deployment of capital and by continuing to operate safely and efficiently, the employees of Metal Management are building an even stronger company that is well-positioned for further growth and value creation for our shareholders in the coming years.”
Investor Conference Call
Metal Management will host its Fourth Quarter and Year-End Results Conference Call and Webcast at 11:00 am ET (10:00 am CT) on May 24, 2007. The conference call can be accessed by dialing 866-510-0711 passcode 12080340. International callers can dial 617-597-5379 passcode 12080340. The conference will also be accessible via the web at www.mtlm.com. A replay of the call will be available by dialing 888-286-8010 passcode

23615931 through May 31, 2007. International callers can dial 617-801-6888 passcode 23615931 for the replay.
About Metal Management, Inc.
Metal Management is one of the largest full service metal recyclers in the United States, with 50 recycling facilities in 17 states. For more information about Metal Management, Inc., visit the Company’s website at www.mtlm.com.
Forward Looking Statements
All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties and are subject to change at any time. These statements reflect our current expectations regarding the future profitability of the Company and its subsidiaries. As discussed in our annual report on Form 10-K for the fiscal year ended March 31, 2007, and in other periodic filings filed by the Company with the U.S. Securities and Exchange Commission, some of the factors that could affect our performance include, among other things: cyclicality and competitiveness of the metals recycling industry, commodity price fluctuations, adequate source of supply, debt covenants that restrict our ability to engage in certain transactions, compliance with environmental, health, safety and other regulatory requirements applicable to the Company, potential environmental liability, risk of deterioration of relations with labor unions, dependence on key management, dependence on suppliers of scrap metal, concentration of customer risk and exposure to credit risk, impact of export and other market conditions on the business, availability of scrap alternatives and under funded defined benefit pension plans.

Contacts
Analysts & Investors	Media
Robert C. Larry, Chief Financial Officer	Andrew Siegel / James Golden
Metal Management, Inc.	Joele Frank, Wilkinson Brimmer Katcher
(312) 645-0700	(212) 355-4449
(1)	EBITDA is defined by the Company to be earnings before interest, taxes, depreciation, amortization, severance and other charges, gain (loss) on sale of fixed assets, income from joint ventures, gain on sale of joint venture interest, other income and stock-based compensation expense. EBITDA is presented because management believes it provides additional information with respect to the performance of its fundamental business activities. Management also believes that debt holders and investors commonly use EBITDA to analyze Company performance and to compare that performance to the performance of other companies that may have different capital structures. A reconciliation of EBITDA to GAAP net income is included in the table attached to this release. EBITDA is a measure typically used by many investors, but is not a measure of earnings as defined under Generally Accepted Accounting Principles, and may be defined differently by others.

METAL MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

			Three	Three
			months	months
	Year ended	Year ended	ended	ended
	March 31,	March 31,	March 31,	March 31,
	2007	2006	2007	2006
Net sales	$2,229,012	$1,589,126	$624,427	$434,101

Operating expenses:
Cost of sales (excluding depreciation)	1,952,457	1,400,285	550,571	374,874
General and administrative expense	91,309	81,576	25,749	22,865
Depreciation and amortization expense	27,991	19,192	6,669	5,324
Severance and other charges (income)	857	1,306	(75)	311

Operating income	156,398	86,767	41,513	30,727

Income from joint ventures	3,087	9,716	316	3,250
Interest expense	(1,369)	(1,578)	(390)	(402)
Interest and other income, net	2,841	1,891	928	458
Gain on sale of joint venture interest	26,362	0	0	0

Income before income taxes	187,319	96,796	42,367	34,033
Provision for income taxes	70,914	36,532	15,503	11,482

Net income	$116,405	$60,264	$26,864	$22,551

Basic earnings per share	$4.54	$2.45	$1.06	$0.90

Diluted earnings per share	$4.43	$2.35	$1.04	$0.86

Cash dividends declared per share	$0.30	$0.30	$0.075	$0.075

Weighted average common shares outstanding	25,637	24,579	25,344	25,035

Weighted average diluted common shares outstanding	26,251	25,670	25,928	26,088

METAL MANAGEMENT, INC.
EBITDA (AS DEFINED)
RECONCILIATION TO GAAP FINANCIAL MEASURES
(in thousands)

			Three	Three
			Months	months
	Year ended	Year ended	ended	ended
	March 31,	March 31,	March 31,	March 31,
	2007	2006	2007	2006
Net income	$116,405	$60,264	$26,864	$22,551

Add Back:
Depreciation and amortization	27,991	19,192	6,669	5,324
Tax provision	70,914	36,532	15,503	11,482
Stock-based compensation expense	6,586	7,230	1,787	1,685
Income from joint ventures	(3,087)	(9,716)	(316)	(3,250)
Gain on sale of joint venture interest	(26,362)	0	0	0
Interest expense	1,369	1,578	390	402
Interest and other income, net	(2,841)	(1,891)	(928)	(458)
Severance and other charges (income)	857	1,306	(75)	311
Loss (gain) on sale of fixed assets	(734)	93	(746)	(208)

EBITDA (AS DEFINED)	$191,098	$114,588	$49,148	$37,839